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                                                              EXHIBIT (a)(1)(xi)


To:        Next Level Communications Employees

From:      optionquestions@nlc.com

Subject:   Option Exchange: Information Update

Dear Next Level Employees:

      o    FRIDAY ROUND TABLES

           For those of you who are not on the Rohnert Park campus and wish to participate in the Friday round table discussions to get answers to your questions about the Stock Option Exchange Program, a dial-in bridge has been established. These sessions will be held every Friday at 10:00 a.m. and 2:00 p.m. PDT during the offering period in the Yosemite conference room. The dial-in numbers for all sessions are:

           o    US Domestic:          877-323-5228  Passcode:  622573
           o    International:        706-634-4784  Passcode:  622573

      o    ELIGIBILITY

           We also want to remind you that if you do not hold any options with an exercise price of $40 or higher, you are not eligible for the exchange program and will not receive a personalized offer package. If you do not choose to participate in the program or are not eligible to participate in the program, the options you currently hold will not be affected.

           Thank you.